FOR IMMEDIATE RELEASE

Contact:
Bradley Sharp
Development Specialists, Inc.
702-566-2440

                   AGRIBIOTECH, INC. ANNOUNCES SALE OF ASSETS

HENDERSON, NV, May 8, 2000- AgriBioTech, Inc. ("ABT" or the "Company") today announced that it has reached an agreement in principle to sell substantially all of its turfgrass seed assets and Specialty Division creating a value of approximately $65 million, plus assumption of liabilities. As part of the transaction, the purchaser is expected to assume the Company's obligations under contracts with its growers and other contracts. The growers' contracts call for the Company to purchase existing turfgrass seed inventory in the growers' possession.

         "The sale of these assets represents a major step forward in the Company's reorganization under Chapter 11," stated Bradley Sharp of Development Specialists, Inc. ("DSI"), a court-appointed reorganization consultant to the Company. "We are optimistic that the necessary approvals can be obtained, and the other conditions to completion of the transaction can be satisfied, within the next several weeks."

         The purchasers are Kenneth R. Budd and J.R. Simplot Company. Mr. Budd is a former president and chief operating officer of ABT. Completion of the transaction is subject to Bankruptcy Court and other governmental approvals, completion of a business and legal due diligence review by the purchaser, agreement on definitive documents, final approval of the purchaser's board of directors, and the absence of any material adverse change in the purchased assets.

         "The sale is consistent with the Company's previously announced strategy of selling its assets in one or more going-concern sales as efficiently and expeditiously as possible to preserve the value of the bankruptcy estate. As part of this strategy, the Company is actively pursuing, and is close to completing, other agreements in principle to sell its forage seed business as well as other residual assets. Despite the level of interest and the bids received thus far, Management is doubtful that the sale of the Company's assets will generate funds sufficient to permit any distribution to the Company's shareholders," said William A. Brandt, Jr., the Company's bankruptcy court-appointed responsible person.

On February 15, 2000, the Bankruptcy Court approved Mr. Brandt as the Company's responsible person and approved the Company's retention of Development Specialists, Inc. ("DSI") as reorganization consultants. Mr. Brandt is a principal of DSI.

The Company has been subject to Chapter 11 proceedings since January 25, 2000. For further information regarding AgriBioTech's bankruptcy case, see the www.agribiotech.com website and/or the SEC's website (www.sec.gov) filings for the latest 10-Q.

The foregoing information may include forward-looking statements. Such statements include, but are not limited to, statements regarding the likelihood that currently contemplated asset sale transactions will be completed, the amounts likely to be realized in future sale transactions, and the amount or likelihood of any distributions from the Company's bankruptcy estate. Forward-looking statements are subject to various risks and uncertainties, including but are not limited to (a) the Company's ability to enter into definitive documents reflecting the agreement in principle, (b) the risk that an agreed-upon asset sale may not be approved by the Bankruptcy Court or receive other required governmental approvals, (c) the possibility that any of various contingencies, including but not limited to purchaser's due diligence review, will not be satisfied, (d) the Company's ability to sell its forage and other assets and business at an acceptable price, or at all, (e) the final determination of the amount of creditor's claims against the Company, administrative expenses of the bankruptcy, and the proceeds of the sale of the Company's assets, and (f) other factors as detailed from time to time in the Company's SEC filings.

                            ABOUT AGRIBIOTECH, INC.

AgriBioTech,  Inc.  is  a  vertically  integrated,   full-service  seed  company
specializing in the forage and turfgrass sector, complete with research and development of proprietary seed varieties, seed processing plants, and a national and international distribution and sales network.